Exhibit 99.1

For Immediate Release	infoGROUP Media Office
Tuesday, July 22, 2008	Phone: (402) 593-4517
E-mail: ir@infoUSA.com
infoGROUP Announces Completion of Independent Review, Implementation of
Corporate Governance Initiatives and Management Changes
Independent Director Bill L. Fairfield Named Chairman of the Board
OMAHA, Nebraska -— infoGROUP (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, email marketing, and global information solutions today announced the completion of an independent review by the Board of Directors’ Special Litigation Committee (SLC) and changes made by the SLC to the Company’s governance policies and leadership structure. The changes include separation of the roles of Chairman and Chief Executive Officer (CEO) and the Company’s intention to appoint a new Chief Financial Officer (CFO).
Based on its review, the SLC determined that various related party transactions, expense reimbursements and corporate expenditures were excessive. The SLC’s findings and remedial actions have been submitted to the NASDAQ Stock Market and were filed today on Form 8-K with the Securities and Exchange Commission (SEC).
Under the new structure, Vinod Gupta will continue to serve as Chief Executive Officer. Mr. Gupta founded infoGROUP in 1972 and has guided the Company’s growth to a leading provider of proprietary business and consumer databases, sales leads, direct marketing, email marketing, and global information solutions with $688.77 million in sales last year. Bill L. Fairfield, Chairman of DreamField Partners Inc. and the Board’s lead independent director of infoGROUP since November 2005, has assumed the position of Chairman of the Board effective July 16, 2008.
The Company will appoint a new Chief Financial Officer. Stormy Dean, infoGROUP’s current CFO, will maintain his position until a new CFO is named, at which time Mr. Dean will assume a new position in the Company with responsibilities in the areas of corporate strategy and planning.
The Company also announced the creation of an Executive Vice President for Business Conduct and General Counsel, who will be responsible for supervising all internal legal and compliance functions and will report directly to Mr. Fairfield as the Chairman of the Board. John H. Longwell, the Company’s current general counsel and secretary, will serve as acting Executive Vice President for Business Conduct and General Counsel, until the position is permanently filled.
Additionally, Mr. Gupta has orally agreed with the SLC to pay the Company $9 million, subject to execution of a definitive settlement agreement and upon court approval of the settlement.
“The decisions taken by the SLC address the internal deficiencies identified during the review and create a different governance process and structure that will enable the Company to build on our past successes,” said Mr. Fairfield, who is a member of the

SLC. “These decisions are in the best interests of the Company, our shareholders and employees.”
Added Mr. Gupta: “I thank the Special Litigation Committee for all its hard work and endorse the recommended governance changes, which will implement best corporate practices at infoGROUP. I believe this resolution will allow the Company to move forward and continue to focus on providing our clients with industry-leading marketing solutions.”
The SLC was created to conduct an independent review of issues raised in derivative litigations filed against the Company and in response to an informal investigation by the SEC.
Well over one million pages of documents were collected and searched and 79 current and former Company employees, directors, advisors and other relevant individuals were interviewed during a five-month review, in which the SLC was assisted by Covington & Burling LLP.
About Bill Fairfield
Mr. Fairfield is currently the Chairman of DreamField Partners Inc., a company focused on economic development of the Mid-Plains region through management services and venture capital assistance. Mr. Fairfield currently serves on the Board of Directors and as Chair of the Audit Committee of The Buckle, Inc. (NYSE: BKE), a retailer of casual apparel, footwear and accessories for young men and women. From 2002 to 2004, Mr. Fairfield was the Executive Vice President of Sitel Corporation, and from 1991 to 2000, Mr. Fairfield was President and Chief Executive Officer of Inacom Corp., a technology management services company. Prior to 1991 Mr. Fairfield was CEO of Valcom, the predecessor company to Inacom Corp.
About infoGROUP
infoGROUP (www.infoGROUP.com) (NASDAQ: IUSA), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoGROUP has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoGROUP database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoGROUP’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infoGROUP.com. To get a 72-hour free trial and 100 free sales leads, click www.salesgenie.com.
The SEC filing in its entirety is available on infoGroup’s website at www.infousa.com or through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.